                                                                    EXHIBIT 8(A)

                         MUTUAL FUND CUSTODY AGREEMENT

                               TABLE OF CONTENTS

    Section                                                   Page
1.  Appointment                                                 3
2.  Delivery of Documents                                       3
3.  Definitions                                                 4
4.  Delivery and Registration of Property                       6
5.  Voting Rights                                               7
6.  Exercise of Rights; Tender Offers                           8
7.  Options                                                     8
8.  Futures Contracts                                           9
9.  Receipt and Disbursement of Money                          10
10. Receipt of Securities                                      10
11. Subcustodian Agreements                                    11
12. Use of Securities Depository or the Book Entry System      12
13. Instructions Consistent with the Declaration               13
14. Transactions not Requiring Instructions                    14
25. Transactions Requiring Instructions                        18
16. Purchase of Securities                                     19
17. Sales of Securities                                        19
18. Records                                                    20
19. Cooperation with Accountants                               20
20. Confidentiality                                            20
21. Equipment Failures                                         21
22. Right to Receive Advice                                    21
23. Compliance with Governmental Rules and Regulations         22
24. Compensation                                               22
25. Indemnification                                            22
26. Notice of Litigation; Right to Prosecute                   24
27. Trust's Right to Proceed                                   27
28. Responsibility of U.S. Trust                               25
29. Collection                                                 26
30. Duration and Termination                                   26
31. Notices                                                    27
32. Further Actions                                            28
33. Amendments                                                 28
34. Miscellaneous                                              29
    Attachment A - Fees
    Attachment B - Authorized Persons
    Attachment C - Portfolios of the Trust

                         MUTUAL FUND CUSTODY AGREEMENT
                         -----------------------------

       THIS AGREEMENT is made as of October 12, 1992 by and between the Masters Group of Mutual Funds, a Massachusetts Business Trust (the "Trust"), and UNITED STATES TRUST COMPANY OF NEW YORK, a New York State chartered bank trust company ("U.S. Trust").

                             W I T N E S S E T H:
                             --------------------

       WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("the 1940 Act"); and

       WHEREAS, the Trust desires to retain U.S. Trust to serve as the Trust's custodian and U.S. Trust is willing to furnish such services;

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

       1.  Appointment. The Trust hereby appoints U.S. Trust to act as custodian
           -------------
of its portfolio securities, cash and other property on the terms set forth in this Agreement. U.S. Trust accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 24 of this Agreement. U.S. Trust agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Trust may from time to time issue separate series or classes or classify and reclassify shares of such series.

       2.  Delivery of Documents. The Trust has furnished U.S. Trust with copies
           -----------------------
properly certified or authenticated of each of the following:

       (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of U.S. Trust as Custodian of the securities, cash and other property of the Trust and approving this Agreement;

       (b) Incumbency and signature certificates identifying and containing the signatures of the Trust's officers and/or the persons authorized to sign Proper Instructions, as hereinafter defined, on behalf of the Trust;

       (c) The Trust's Amended and Restated Declaration of Trust filed with the Secretary of the Commonwealth of Massachusetts and all amendments thereto (such Declaration of Trust, as currently in effect and as they shall from time to time be amended, are herein called the "Declaration");

       (d) The Trust's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

       (e) Resolutions of the Trust's Board of Trustees and/or the Trust's shareholders approving the Investment Advisory and Management Agreement between the Trust and the advisor dated as of September 4, 1992 (the "Advisory Agreement");

       (f) The Trust's current Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("the 1933 Act") as filed with the SEC; and

       (g) The Trust's most recent prospectus including all amendments and supplements thereto (the "Prospectus").

       The Trust will furnish U.S. Trust from time to time with copies of all amendments of or supplements to the foregoing, if any.

       3.   Definitions.
            ------------

       (a)  "Authorized Person". As used in this Agreement, the term "Authorized
            --------------------
    Person" means the Trust's President, Vice-President, Treasurer and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board of Trustees of the Trust to give Proper Instructions on behalf of the Trust and whose signatures appear on Attachment B hereto which may be amended from time to time.

       (b)  "Book-Entry System".  As used in this Agreement, the term
            --------------------
            "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

       (c)  "Property". The term "Property", as used in this Agreement, means:
            ------------

            (i) any and all securities, cash, and other property of the Trust which the Trust may from time to time deposit, or cause to be deposited, with U.S. Trust or which U.S. Trust may from time to time hold for the Trust;

            (ii) all income, dividends, or distributions of any kind in respect of any such securities or other property;

            (iii) all proceeds of the sales, repurchase, redemptions (or otherwise) of any of such securities or other property; and

            (iv) all proceeds of the sale of securities issued by the Trust, which are received by U.S. Trust from time to time from or on behalf of the Trust.

       (d)  "Securities Depository". As used in this Agreement, the term
            ------------------------
            "Securities Depository" shall mean The Depository Trust Company, a clearing agency registered with the SEC or its successor or successors and its nominee or nominees; and shall also mean any other clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, its successor or successors specifically identified in a certified copy of a resolution of the Trust's Board of Trustees delivered to U.S. Trust and specifically approving deposits by U.S. Trust therein.

       (e)  "Proper Instructions". Means instructions
            -----------------------

            (i) delivered by mail, telegram, cable, telex, facsimile sending device, to the Mutual Funds Custody Division of U.S. Trust, signed by an Authorized Person; or

            (ii) transmitted electronically through the U.S. Trust Asset Management System or any similar electronic instruction system acceptable to U.S. Trust; or

          (iii) previously agreed to in writing by the Trust and U.S. Trust or provided orally by the Trust in form satisfactory to U.S. Trust and promptly followed by written instructions signed by an Authorized Person.

                Regarding Proper Instructions, the Trust agrees to indemnify and hold harmless U.S. Trust and its nominees from all loss, damage and expense (including reasonable attorney's fees) suffered or incurred by U.S. Trust or its nominee caused by or arising from actions taken by the Custodian in reliance upon Proper Instructions; provided, however, that such indemnity shall not apply to loss, damage or expense occasioned by or resulting from the gross negligence, bad faith, reckless disregard of its duties or willful misfeasance of the Custodian or its nominee or any material breach of this Agreement by U.S. Trust or its nominee.

    4. Delivery and Registration of the Property. (a) The Trust will deliver or
       -------------------------------------------
cause to be delivered to U.S. Trust all Property owned by it, at any time during the period of this Agreement, except for securities and monies to be delivered to any Subcustodian appointed pursuant to Paragraph 11 hereof. U.S. Trust will not be responsible for such securities and such monies until actually received by it. All securities delivered to U.S. Trust or to any such Subcustodian (other than in bearer form) shall be registered in the name of the Trust or in the name of a nominee of the Trust or in the name of U.S. Trust or any nominee of U.S. Trust (with or without indication of fiduciary status) or in the name of any Subcustodian or any nominee of such Subcustodian appointed pursuant to Paragraph 11 hereof or shall be properly endorsed and in form for transfer satisfactory to U.S. Trust.

       (b) U.S. Trust and each Subcustodian shall at all times hold securities of the Trust either: (i) by physical possession of the share certificates or other instruments representing such securities in registered or bearer form; or
(ii) in the Book-Entry System, or (iii) in a Securities Depository.

       (c) (i) U.S. Trust and each Subcustodian shall at all times hold, without authority to withdraw, deliver, assign, hypothecate or otherwise dispose of except in accordance with the express terms of this Agreement, securities of the Trust in the name of U.S. Trust, the Trust or any nominee of either of them, unless otherwise directed by Proper Instructions; provided that, in any event, all securities and other assets of the Trust shall be held physically segregated and separated from the assets of any other entity in an account of U.S. Trust or a Subcustodian as the case may be, containing only the securities and assets of the Trust, or (ii) in the event a Securities Depository or Book Entry System is used by U.S. Trust or its Subcustodians only securities and assets held by U.S. Trust or such Subcustodian as a fiduciary or custodian for their respective customers, and provided further, that the records of U.S. Trust and such Subcustodians shall indicate at all times the Trust or other customer for which such securities and other assets are held in such account and the respective interests therein.

    5.  Voting Rights. It is U.S. Trust's responsibility to deliver to the
        ---------------
Trust, via overnight mail if necessary, all forms of proxies, all notices of meetings, and any other notices or announcements materially affecting or relating to securities owned by the Trust that are received by U.S. Trust, any Subcustodian (as hereinafter defined), or any nominee of either of them, and upon receipt of Proper Instructions, U.S. Trust shall execute and deliver, or use its best efforts to cause such Subcustodian or nominee to execute and deliver such proxies or other authorizations as may be required. Where warrants, options, tenders or other securities have fixed expiration dates, the Trust understands that in order for U.S. Trust to act, U.S. Trust must receive the Trust's instructions at its offices in New York, addressed as U.S. Trust may from time to time request, by no later than noon (NY City time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as U.S. Trust may reasonably notify the Trust). U.S. Trust shall provide the Trust with reasonable notice of the expiration dates of such securities in order to permit the Trust to give U.S. Trust timely instructions with respect to such notice. Provided U.S. Trust has notified the

Trust as required by the preceding sentence, absent U.S. Trust's timely receipt of such instructions, such instruments will expire without liability to U.S. Trust.

       6.  Exercise of Rights; Tender Offers. Upon receipt of Proper
           -----------------------------------
Instructions, U.S. Trust shall: (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to the agent of such issuer or trustee, for the purpose of exercise or sale; and (b) deposit securities upon invitations for tenders thereof, provided that the consideration for such securities is to be paid or delivered to U.S. Trust, or the tendered securities included in the Proper Instructions that are received in exchange for the tendered securities are to be returned to U.S. Trust. Notwithstanding any provision of this Agreement to the contrary, U.S. Trust shall take all action as directed in Proper Instructions to comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions, or similar rights of security ownership, and shall promptly notify the Trust of such action in writing by facsimile transmission or in such manner as the Trust may designate in writing.

       7.  Options. Upon receipt of Proper Instructions, U.S. Trust shall: (a)
           ---------
receive and retain confirmations or other documents, if any, evidencing the purchase or writing of an option on a security or securities index by the Trust;
(b) deposit and maintain in a segregated account, securities (either physically or by book entry in a Securities Depository), cash or other assets; and/or (c) pay, release and/or transfer such securities, cash, or other assets in accordance with notices or other communications evidencing the expiration, termination or exercise of such options furnished by the Options Clearing Corporation, the securities or options exchange on which such options are traded, or such other organization as may be responsible for handling such option transactions and promptly inform the Trust of such action. The Trust and the broker-dealer shall be responsible for the sufficiency of assets held in any segregated account established in compliance with applicable margin maintenance requirements and the performance of other terms of any option contract, and shall promptly upon notice from U.S. Trust bring such accounts into compliance with such terms or requirements.

       8.  Futures Contracts. Upon receipt of Proper Instructions, U.S. Trust
           -------------------
shall: (a) receive and retain

confirmations, if any, evidencing the purchase or sale of a futures contract or an option on a futures contract by a Portfolio; (b) deposit and maintain in a segregated account, cash, securities and other assets designated as initial, maintenance or variation "margin" deposits intended to secure the Trust's performance of its obligations under any futures contracts purchased or sold or any options on futures contracts written by the Trust, regarding such margin deposits; and (c) release assets from and/or transfer assets into such margin accounts only in accordance with Proper Instructions or the terms of any Safekeeping and Procedural

Agreement entered into among U.S. Trust, the Trust and a futures commission merchant. The Trust shall be responsible for the sufficiency of assets held in the segregated account in compliance with applicable margin maintenance requirements and the performance of any futures contract or option on a futures contract in accordance with its terms, and shall promptly upon notice act to bring such accounts into compliance with such terms or requirements.

       9.  Receipt and Disbursement of Money.
           ----------------------------------

           (a) U.S. Trust shall open and maintain a custody account (or accounts) for the Trust, and shall hold in such account, subject to the provisions hereof, all cash received by it from or for the Trust. U.S. Trust shall make payments of cash to, or for the account of, the Trust from such cash only (i) for the purchase of securities for the Trust as provided in paragraph 16 hereof; (ii) upon receipt of Proper Instructions, for the payment of dividends or for the payment of interest, taxes, administration, distribution, transfer agency or advisory fees or expenses which are to be borne by the Trust under the terms of this Agreement, any Advisory Agreement, any Distribution Agreement, any Transfer Agent Agreement, or any administration agreement; (iii) upon receipt of Proper Instructions for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Trust and held by or to be delivered to U. S. Trust; (iv) to a Subcustodian pursuant to Paragraph 11 hereof; or (v) upon receipt of Proper Instructions for other proper corporate purposes.

          (b) U.S. Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Trust.

       10.  Receipt of Securities.
            ----------------------

       (a) Except as provided by Paragraph 11 hereof, U.S. Trust shall hold all securities and non-cash Property received by it for the Trust. All such securities and non-cash Property are to be held or disposed of by U.S. Trust for the Trust pursuant to the terms of this Agreement. In the absence of Proper Instructions, U.S. Trust shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and non-cash Property, except in accordance with the express terms provided for in this Agreement. In no case may any trustee, officer, employee or agent of the Trust, acting as individuals, withdraw any securities or non-cash Property.

       11.  Subcustodian Agreements. In connection with its duties under this
            -------------------------
Agreement, U.S. Trust may, at its own expense, enter into Subcustodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by U.S. Trust for the account of the Trust pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) and that such bank or trust company agrees with U.S. Trust to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. U.S. Trust will be liable for acts or omissions of any such Subcustodian under the standards of care provided for herein and shall hold the Trust harmless from any losses occasioned therefrom.

       (b) Promptly after the close of business on each day U.S. Trust shall furnish the Trust with written confirmations and a summary of all transfers to or from the account of the Trust during said day. Where securities are transferred to the account of the Trust established at a Securities Depository or the Book Entry System pursuant to Paragraph 12 hereof, U.S. Trust shall by book entry or otherwise through the Securities Depository or Book Entry System identify as belonging to such Trust the securities in a commingled group of securities registered in the name of U.S. Trust (or its nominee) or shown in U.S. Trust's account on the books of a Securities Depository or the Book-Entry System. At least monthly and from time to time upon request of the Trust, U.S. Trust shall furnish the Trust with a detailed statement of the Property held for the Trust under this Agreement.


       12.  Use of Securities Depository or the Book-Entry System. The Trust
            ------------------------------------------------------
shall deliver to U.S. Trust a certified resolution of the Board of Trustees of the Trust approving, authorizing and instructing U.S. Trust on a continuous and ongoing basis until instructed to the contrary by Proper Instructions actually received by U.S. Trust (i) to deposit in a Securities Depository named in such resolutions or the Book-Entry System all securities of the Trust eligible for deposit therein and (ii) to utilize a Securities Depository or the Book-Entry System to the extent possible in connection with the performance of its duties hereunder, including without limitation, settlements of purchases and sales of securities by the Trust, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

       (a) Securities and any cash of the Trust deposited in a Securities Depository or the Book-Entry System will at all times be segregated from any assets and cash controlled by U.S. Trust in other than a fiduciary or custodial capacity but may be commingled with other assets held in such capacities. U.S. Trust will effect payment for securities, in the place where the transaction is settled, unless the Trust has given U.S. Trust Proper Instructions to the contrary. U.S. Trust and its Subcustodians if any, will pay out money only upon receipt of securities and will deliver securities versus payment.

       (b) All books and records maintained by U.S. Trust which relate to the Trust participation in a Securities Depository or the Book-Entry System will at all times during U.S. Trust's regular business hours be open to the inspection of the Trust's duly authorized employees or agents, and the Trust will be furnished with all information in respect of the services rendered to it as it may require.

       (c) U.S. Trust will provide the Trust with copies of reports obtained by U.S. Trust on the system of internal accounting control of the Book Entry System or any Securities Depository System or of its own systems as the Trust may reasonably request from time to time.

       13. Instructions Consistent With The Declaration, etc. Unless otherwise
           ---------------------------------------------------
provided for in this Agreement, U.S. Trust shall act only upon Proper Instructions. U.S. Trust may assume that any Proper Instructions received hereunder are not in any way inconsistent with any provision of the Declaration or By-Laws of the Trust or any vote or resolution of the Trust's Board of Trustees, or any committee thereof. U.S. Trust shall be entitled to rely upon any Proper Instructions actually received by U.S. Trust pursuant to this Agreement. The Trust agrees that U.S. Trust shall incur no liability in acting upon Proper Instructions given to U.S. Trust. In accordance with instructions from the Trust, advances of cash or other Property made by U.S. Trust, arising from the purchase, sale, redemption, transfer or other disposition of Property of the Trust, or in connection with the disbursement of funds to any party, or in payment of fees, expenses, claims or liabilities owed to U.S. Trust by the Trust, or to any other party which has secured a judgment in a court of law against the Trust which creates an overdraft in the accounts or over-delivery of Property shall be deemed a loan by U.S. Trust to the Trust, payable on demand, bearing interest at such rate customarily charged by U.S. Trust for similar loans. The Trust agrees that test arrangements, authentication methods or other security devices to be used with respect to instructions which the Trust may give by telephone, telex, TWX, facsimile transmission, bank wire or through an electronic instruction system, shall be processed in accordance with terms and conditions for the use of such arrangements, methods or devices as U.S. Trust may put into, effect and modify from time to time. The Trust shall safeguard any test keys, identification codes or other security devices which U.S. Trust makes available to the Trust and agrees that the Trust shall be responsible for any loss, liability or damage incurred by U.S. Trust or by the Trust as a result of U.S. Trust's acting in accordance with instructions from any unauthorized person using the proper security device unless such loss, liability or damage was incurred as a result of U.S. Trust's negligence or willful misconduct. U.S. Trust may electronically record, but shall not be obligated to so record, any instructions given by telephone and any other telephone discussions with respect to the Trust. In the event that the Trust uses U.S. Trust's Asset Management System, the Trust agrees that U.S. Trust is not responsible for the consequences of the failure of that system to perform for any reason, beyond the reasonable control of U.S. Trust, or the failure of any communications carrier, utility, or communications network. In the event that system is inoperable, the Trust and U.S. Trust agrees to accept the communication of transaction instructions by telephone, facsimile transmission on equipment compatible to U.S. Trust's facsimile receiving equipment or by letter, at no additional charge to the Trust.

       14. Transactions Not Requiring Instructions. U.S. Trust is authorized to
           -----------------------------------------
take the following action without Proper Instructions:

          (a) Collection of Income and Other Payments. U.S. Trust shall:
            -----------------------------------------

    (i) promptly collect and receive for the account of the Trust, all income and other payments and distributions, including (without limitation) stock dividends, rights, warrants and similar items, included or to be included in the Property of the Trust, and promptly advise the Trust of such receipt and shall credit such income, as collected, to the Trust.. From time to time, U.S. Trust may elect to credit, but shall not be so obligated, the account with interest, dividends or principal payments on payable or contractual settlement date, in anticipation of receiving same from a payor, central depository, broker or other agent employed by the Trust or U.S. Trust. Any such crediting and posting shall be at the Trust's sole risk, and U.S. Trust shall be authorized in accordance with standard industry practice to reverse any such advance posting in the event it does not receive good funds from any such payor, central depository, broker or agent of the Trust.

    (ii) with respect to securities of foreign issue, effect collection of dividends, interest and other income, and to notify the Trust of any call for redemption, offer of exchange, right of subscription, reorganization, or other proceedings materially affecting such securities, or any default in payments due thereon. It is understood, however, that U.S. Trust shall be under no responsibility for any failure or delay in effecting such collections or giving such notice with respect to securities of foreign issue, regardless of whether or not the relevant information is published in any financial service available to it unless such failure or delay is due to its negligence or willful misconduct; however, this sub-paragraph (ii) shall not be construed as creating any such responsibility with respect to securities of non-foreign issue. Collections of income in foreign currency are, to the extent possible, to be converted into United States dollars unless otherwise instructed by Proper Instructions, and in effecting such conversion U.S. Trust shall use reasonable methods or agencies. All risk and expenses incident to such collection and conversion is for the account of the Trust and U.S. Trust shall have no responsibility for fluctuations in exchange rates affecting any such conversion.

    (iii) endorse and deposit for collection in the name of the Trust, checks, drafts, or other orders for the payment of money on the same day as received;

    (iv) receive and hold for the account of the Trust all securities received by the Trust as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of the Trust held by U.S. Trust hereunder;

    (v) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed or retired, or otherwise become payable on the date such securities become payable;

    (vi) take any action reasonably which necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts and other negotiable instruments;

    (viii)with respect to domestic securities, to exchange securities in temporary form for securities in definitive form, to effect an exchange of the shares where the par value of stock is changed, and to surrender securities at maturity or when advised of earlier call for redemption, against payment therefor in accordance with accepted industry practice. The Trust understands that U.S. Trust subscribes to one or more nationally recognized services that provide information with respect to calls for redemption of bonds or other corporate actions. U.S. Trust shall not be liable for failure to redeem any called bond or take other action if notice of such call or action was not provided by any service to which it subscribes provided that U.S. Trust shall have acted in good faith without negligence or willful misconduct. U.S. Trust shall. have no duty to notify the Trust of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions), but U.S. Trust shall forward to the Trust any notices or other documents subsequently received in regard to any such security. When fractional shares of stock of a declaring corporation are received as a stock distribution, unless specifically instructed to the contrary in writing, U.S. Trust is authorized to sell the fraction received and credit the Trust's account. Unless specifically instructed to the contrary in writing, U.S. Trust is authorized to exchange securities in bearer form for securities in registered form. If any Property registered in the name of a nominee of U.S. Trust is called for partial redemption by the issuer of such Property, U.S. Trust is authorized to allot the called portion to the respective beneficial holders of the Property in a fair and equitable manner.

    (b) Miscellaneous Transactions. U.S. Trust is authorized to deliver or cause
        ----------------------------
    to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

          (i) for examination by a broker selling for the account of the Trust;

          (ii) for the exchange of interim receipts or temporary securities for definitive securities;

          (iii) for transfer of securities into the name of the Trust or U.S. Trust or a nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to U.S. Trust.

    15.  Transactions Requiring Instructions. Upon receipt of Proper
         -------------------------------------
Instructions and not otherwise, U.S. Trust, directly or through the use of a Securities Depository or the Book-Entry System, shall:

    (a) Execute and deliver to such persons as may be designated in such Proper Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Trust as owner of any securities may be exercised;

    (b) Deliver any securities held for the Trust against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

    (c) Deliver any securities held for the Trust to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, against receipt of such certificates or deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

    (d) Make such transfers or exchanges of the assets of the Trust and take such other steps as shall be stated in said Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust;

    (e) Release and deliver securities belonging to the Trust to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Trust; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefore and upon surrender of the note or notes evidencing the loan;

    (f) Release and deliver securities belonging to the Trust in connection with any repurchase agreement entered into on behalf of the Trust, but only on receipt of payment therefor, and pay out money's of the Trust's in connection with such repurchase agreements, but only on delivery of the securities.

     (g) Deliver any securities held for the Trust upon the exercise of a covered call option written by the Trust on such securities; and

     (h) Deliver securities held for the Trust pursuant to separate security lending agreements.

     16.  Purchase of Securities.  Promptly after each purchase of
          -----------------------
securities, the Trust shall deliver to U.S. Trust (as Custodian) Proper Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the dates of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase, (f) the name of the person from whom or the broker through whom the purchase was made and (g) the portfolio for which the purchase was made if the Trust has more than one portfolio or series. U.S. Trust shall upon receipt of securities purchased by or for the Trust pay out of the moneys held for the account of such Trust the total amount payable to the person from whom or the broker through whom the purchase was made, if and only if the same conforms to the total amount payable as set forth in such Proper Instructions.

     17.  Sales of Securities. Promptly after each sale of securities, the
          ---------------------
Trust shall deliver to U.S. Trust Proper Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Trust upon such sale, (f) the name of the broker through whom or the person to whom the sale was made and (g) the portfolio for which the sale was made if the Trust has more than one portfolio or series. U.S. Trust shall deliver the securities upon receipt of the total amount payable to the Trust upon such sale, if and only if the same conforms to the total amount payable as set forth in such Proper Instructions.

     18.  Records. The books and records pertaining to the Trust which are in
          ---------
the possession of U.S. Trust shall be the property of the Trust. Such books and records relating to the custody of the assets of the Trust shall be prepared and maintained as required by the 1940 Act, as amended; other applicable federal and state securities laws and rules and regulations; and, any state or federal regulatory body having appropriate jurisdiction. The Trust, or the Trust's authorized agents, employees and representatives, shall have access to such books and records at all times during U.S. Trust's normal business hours, and such books and records shall be surrendered to the Trust promptly upon request. Upon reasonable request of the Trust, copies of any such books and records shall be provided by U.S. Trust to the Trust or the Trust's authorized agents, employees or representatives.

     19.  Cooperation with Accountants. U.S. Trust shall cooperate with the
          ------------------------------
Trust's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Trust's semi-annual report or on the Trust's Form N-SAR.

     20.  Confidentiality. U.S. Trust agrees on behalf of itself and its
          -----------------
employees to treat confidentially and as the proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders and relative to the advisors and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Nothing contained herein, however, shall prohibit U.S. Trust from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential Shareholders of the Trust.

       21.  Equipment Failures. In the event of the failure of certain equipment
            --------------------
including but not limited to data processing equipment, telecommunications equipment, or power generators located at U.S. Trust, at a designated subcustodian, U.S. Trust shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall not have liability with respect thereto. U.S. Trust shall enter into and shall maintain in effect with appropriate parties reasonably acceptable to the Trust one or more agreements making reasonable provision for backup emergency use of electronic data processing equipment to the extent appropriate equipment is available.

       22.  Right to Receive Advice.
            ------------------------

            (a) Advice of Trust. If U.S. Trust shall be in doubt as to any
                -----------------
action to be taken or omitted by it, it may request, and shall receive, clarification or advice from the Trust.

            (b) Advice of Counsel. If U.S. Trust shall be in doubt as to any
                -------------------
question of law involved in any action to be taken or omitted by U.S. Trust, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Trust or U.S. Trust, at the option of U.S. Trust).

            (c) Conflicting Advice. In case of conflict between directions or
                --------------------
advice received by U.S. Trust pursuant to subparagraph (a) of this paragraph and advice received by U.S. Trust pursuant to subparagraph (b) of this paragraph, U.S. Trust shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

            (d) Protection of U.S. Trust. U.S. Trust shall be protected in any
                --------------------------
action or inaction which it takes or omits to take in reliance on any directions or advice received pursuant to subparagraph (a) of this section. However, nothing in this paragraph shall be construed as imposing upon U.S. Trust any obligation to seek such directions or advice, or to act in accordance with such directions or advice when received. Nothing in this subparagraph shall excuse U.S. Trust when an action or omission on the part of U.S. Trust constitutes willful misfeasance or gross negligence or reckless disregard by U.S. Trust of its duties under this Agreement.

       23.  Compliance with Governmental Rules and Regulations. The Trust
            ----------------------------------------------------
assumes full responsibility for insuring that the contents of each Prospectus of the Trust complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction. U.S. trust shall comply with all laws, rules and regulations of governmental authorities having jurisdiction over it with respect to the services to be performed by it under this Agreement.

       24.  Compensation. As compensation for the services described within this
            --------------
Agreement and rendered by U.S. Trust during the term of this Agreement, the Trust will pay to U.S. Trust monthly fees as detailed in Attachment A to this Agreement that shall be agreed upon from time to time in writing by U.S. Trust and the Trust. In addition, the Trust agrees to reimburse U.S. Trust for reasonable out-of-pocket expenses described in Attachment A to this Agreement, incurred in providing the services contained within this Agreement.

       25.  Indemnification. (a) The Trust, as sole owner of the Property,
            -----------------
agrees to indemnify and hold harmless U.S. Trust and its nominees from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the

1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) reasonable attorney's fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a), from any action or thing which U.S. Trust takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Trust given in accordance with the terms of this Agreement, or
(ii) upon Proper Instructions, provided, that neither U.S. Trust nor any of its nominees or Subcustodian shall be indemnified against any liability to the Trust or to its Shareholders (or any expenses incident to such liability) arising out of U.S. Trust's or such nominee's or Subcustodian's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement or any agreement between U.S. Trust and any nominee or Subcustodian. In the event of any advance of cash for any purpose made by U.S. Trust resulting from Proper Instructions of the Trust, or in the event that U.S. Trust or its nominee or Subcustodian shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's or subcustodian's own gross negligence, bad faith, reckless disregard of its duties or willful misfeasance, the Trust shall promptly reimburse U.S. Trust for such advance of cash or such taxes, charges, expenses, a assessments claims or liabilities.

           (b) U.S. Trust agrees to indemnify and hold harmless the Trust from all loss, damage and expense suffered or incurred by the Trust caused by or arising from (i) the bad faith, reckless disregard of duties, willful misfeasance, or gross negligence of U.S. Trust, its agents and employees and subcustodians engaged by U.S. Trust or (ii) any breach of this Agreement by U.S. Trust.

           (c) The Trust agrees to hold harmless U.S. Trust from all loss, damage and expense suffered or incurred by U.S. Trust caused by or arising from
(i) the bad faith, reckless disregard of duties, willful misfeasance, or gross negligence of the Trust, its agents and employees or (ii) any breach of this Agreement by the Trust.

       26. Notice of litigation, Right to Prosecute. U.S. Trust shall promptly
           ------------------------------------------
inform the Trust in writing of the commencement of any litigation or proceeding in respect of which indemnity may be sought under the above paragraph 25. The Trust shall be entitled to participate in any such litigation or proceeding and, after written notice from the Trust to U.S. Trust, the Trust may assume the defense of such litigation or proceeding with counsel of its choice at its own expense. U.S. Trust shall not consent to the entry of any judgement or enter into any settlement in any such litigation or proceeding without providing the Trust with adequate prior written notice of any such settlement or judgement. U.S. Trust shall submit written evidence to the Trust with respect to any cost or expense for which they are seeking indemnification in such form and detail as the Trust may reasonably request.

       27. Trust's Right to Proceed. Notwithstanding anything to the contrary
           --------------------------
contained herein, the Trust shall have, at its election upon reasonable notice to U.S. Trust, the right to enforce, to the extent permitted by any applicable agreement and applicable law, U.S. Trust's rights against any subcustodian or Securities Depository for loss, damage or expense caused U.S. Trust or the Trust by such subcustodian or Securities Depository and shall be entitled to enforce the rights of U.S. Trust with respect to any claim against such Subcustodian or Securities Depository which U.S. Trust may have as a consequence of such loss, damage or expense, if and to the extent that the Trust has not been made whole for any such loss or damage. U.S. Trust agrees to cooperate with the Trust and take all actions reasonably requested by the Trust in connection with the Trust's enforcement of any rights of U.S. Trust.

       28. Responsibility of U.S. Trust. U.S. Trust shall not be required to
           ------------------------------
take any action except as specifically set forth herein. U.S. Trust shall be responsible for its own willful, reckless and negligent failure or breach of this Agreement or that of any subcustodian it shall appoint to perform its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, U.S. Trust in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which U.S. Trust believes to be genuine, (b) the validity of the issue of any securities purchased or sold by the Trust, the legality of the purchase or sale thereof or the propriety of the amount paid or received therefor, (c) the legality of the issue or sale of any shares, or the sufficiency of the amount to be received therefor, (d) the legality of the redemption of any shares, or the propriety of the amount to be paid therefore,
(e) the legality of the declaration or payment of any dividend or distribution on Shares, or (f) delays or errors or loss of data occurring by reason of circumstances beyond U.S. Trust's control, including acts of civil or military authority, national emergencies, fire, mechanical breakdown (except as provided in Paragraph 18), flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mail, transportation, communication or power supply.

       29.  Collection. All collections of monies or other property in respect,
            ------------
or which are to become. part, of the Property (but not the safekeeping thereof upon receipt by U.S. Trust) shall be at the sole risk of the Trust. In any case in which U.S. Trust does not receive any payment due the Trust within a reasonable time after U.S. Trust has made proper demands for the same, it shall so notify the Trust in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto, and to telephonic demands, and await instructions from the Trust. U.S. Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. U.S. Trust shall also notify the Trust promptly whenever income due on securities is not collected in due course.

       30.  Duration and Termination. This Agreement shall be effective as of
            --------------------------
the date hereof and shall continue until termination by the Trust or by U.S. Trust on 60 day's prior written notice. Upon any termination of this Agreement, pending appointment of a successor to U.S. Trust or a vote of the shareholders of the Trust to dissolve or to function without a custodian of its cash, securities or other property, U.S. Trust shall not deliver cash, securities or other property of the Trust to the Trust, but may deliver them to a bank or trust company designated by the Trust or, failing that, to a bank or trust company of U.S. Trust's selection, having aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a successor custodian for the Trust to be held under terms similar to those of this Agreement, provided, however, that U.S. Trust shall not be required to make any such delivery or payment until full payment shall have been made by the Trust of all liabilities constituting a charge on or against the properties then held by U.S. Trust or on or against U.S. Trust and until full payment shall have been made. to U.S. Trust of all of its fee, compensation, costs and expenses, subject to the provisions of Paragraph 24 of this Agreement. The termination by the Trust of a particular Series or Portfolio within the Trust that does not result in the closure of the Trust does not constitute termination of this Agreement.

       31.  Notices.         Notices shall be addressed,
            --------

       If to the Trust:      The Masters Group of Mutual Funds
                             82 Devonshire Street
                             Boston, MA 02109
                             Attention: John Costello, Treasurer


       With a copy to:       Garland Capital Management
                             c/o First Tennessee National Bank, N.A.
                             Box 84

                             Memphis, TN  38101
                             Attention: C. Douglas Kelso, S.V.P.

       If to UST:            United States Trust Co. of New York
                             114 West 47/th/ Street
                             New York, New York 10036
                             Attention: Division Head, Mutual Trusts
                             Division




       or, if the address is to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. Notice may be sent by first-class mail, in which case it shall be deemed to have been received three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been received immediately, or if sent by messenger, it shall be deemed to have been received on the day it is delivered. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

       32.  Further Actions. Each party agrees to perform such further acts and
            -----------------
execute such further documents as are necessary to effectuate the purposes hereof.

       33. Amendments. This Agreement or any part hereof may be changed or
           ------------
waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

       34.  Miscellaneous. This Agreement embodies the entire Agreement and
            ---------------
understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the parties hereto. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors. The parties agree that this Agreement constitutes separate agreements between U.S. Trust and the Trust acting on behalf of each of its Portfolios listed on Schedule C separately.

       U.S. Trust acknowledges that the Trust is a Massachusetts business trust, and that it is required by its Declaration of Trust to limit its liability in all agreements to the assets of the Trust. Consequently, U.S. Trust agrees that any claims by or through it against the Trust may be satisfied only from the assets of the Trust, and no shareholders, trustees, or officers of the Trust may be held personally liable or responsible for any obligations arising out of this Agreement. Moreover, U.S. Trust agrees to treat each series of the Trust as having separate obligations to U.S. Trust hereunder and will not attribute the obligations of one series to any other series.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


       THE MASTERS GROUPOF MUTUAL FUNDS

       /S/ATTEST: Stuart E. Fross             /S/BY: John Costello
                  --------------------               -------------------------
          Stuart E. Fross, Secretary                  John Costello, Treasurer

       UNITED STATES TRUST COMPANY OF NEW YORK

       /S/ATTEST:  __________________         /S/BY: ________________________

       ATTACHMENT A

       For the services described in the Agreement, the Trust shall pay a custody safekeeping fee and custody transaction fees as follows:

       DOMESTIC CUSTODY SAFEKEEPING FEES

       .018% (1.8 Basic Points) on the assets of each portfolio of the Trust.

       There is no minimum fee for the Trust.

       DOMESTIC CUSTODY TRANSACTION FEES

       $15.00 per DTC, PTC or Fed Book Entry transaction
       $25.00 per physical transaction
       $40.00 per future or option wire
       $ 8.00 per wire transfer

       The Trust will be billed for all reasonable "out of pocket" expenses as they relate to the execution of this Agreement.

       ATTACHMENT B

          Authorized Persons

               Richard Rantzow, President
               John Costello, Treasurer
               Stuart Fross, Secretary
               Thomas Nevin
               Michael Milligan
               Michael Hutchinson
               Rena Williams
               Kathryn Allen
               Robert Morgan
               Ernest Cecilia
               Richard Meyers
               Patrick Ford
               Jeffrey Carson
               Deborah McCabe
               Robert Strong
               Mark Osterheld
               Michael Williams